Exhibit 99.1

KNIGHT TRADING GROUP DIRECTORS ELECT WILLIAM L. BOLSTER TO BOARD

JERSEY CITY, New Jersey (November 18, 2003) – Knight Trading Group, Inc. (Nasdaq: NITE) today announced that its Board of Directors unanimously elected William L. Bolster, veteran news executive and former Co-Chairman and Chief Executive Officer of CNBC International, to the Board. The addition of Mr. Bolster to Knight’s Board increases the number of company directors to eight.

Mr. Bolster, 59, played a leading role in CNBC’s development and expansion from January 1996 until November 5 of this year, when he announced his intent to retire and stepped down from his operating duties. Mr. Bolster joined CNBC as President, was named Chairman and CEO in February 2001, and later assumed the role of Co-Chairman and Chief Executive Officer for CNBC International, a joint venture with Dow Jones, in July 2001. During his tenure, CNBC became a global leader in business news and information. Mr. Bolster will remain a consultant to CNBC through February 1, 2004.

“Knight is honored to have an executive of Bill’s caliber join our Board,” said Thomas M. Joyce, Chief Executive Officer and President of Knight Trading Group. “We are eager to tap his management expertise, most recently demonstrated at CNBC where he has been successful in improving the network’s financial condition and increasing the value of its brand around the globe. Bill’s intelligence, energy and insight – some of the qualities that helped lead him to success in media – will be a welcome dynamic in the Knight boardroom.”

“Bill offers us the new perspectives of someone from outside our specific business, and his significant knowledge makes him an excellent advisor to Knight,” said Charles V. Doherty, non-executive Chairman of the Board. “Bill’s addition to the Board is part of our continued efforts to embrace best practices in corporate governance.”

Biography

William L. Bolster

Director, Knight Trading Group, Inc.

William L. Bolster, 59, is a veteran news executive who played a critical role in the evolution of the financial news business. As Co-Chairman and Chief Executive Officer of CNBC International, Bill was responsible for driving the expansion of the CNBC franchise overseas and leading all international efforts on behalf of the network. In this role, he oversaw the management of CNBC Europe and CNBC Asia Pacific, the pan-continental news and information services operated in partnership with Dow Jones. He announced his intent to retire from the network and stepped down from his operating duties on November 5, 2003.

Bill joined CNBC as President in January 1996 and was named Chairman and Chief Executive Officer of CNBC in February 2001 before assuming responsibility for CNBC International July 2001. During Bill’s tenure, CNBC became a global leader in business news and information, with increases in revenues and profits and significant ratings gains for all of its business day programs, including “Squawk Box” and “Business Center.” The CNBC networks are available to more than 198 million households in 101 countries.

Previously, Bill was President and General Manager of WNBC-TV, NBC’s owned and operated flagship television station in New York City. During his five years with the station, Bill was credited with strengthening News Operations, Sales and Marketing. The station substantially increased its financial performance and ratings, going from number three in the New York market to number one.

Before joining NBC, Bill was President of Multimedia Broadcasting from 1989 to 1991. He joined the company in 1983 as Vice President and General Manager of KSDK-TV, an NBC affiliate in St. Louis.

From 1977 to 1983, Bill was Vice President and General Manager of KWWL-TV in his hometown of Waterloo, Iowa, as well as a member of the Board of Directors of the station’s parent company, Black Hawk Broadcasting Company. He began his broadcasting career in 1965 as an on-air announcer and salesman at KDTH radio in Dubuque, Iowa.

The New York Times called Bill the “king of TV financial news”; SmartMoney magazine named him to its list of the 30 Most Powerful People In Investing in 2000; the Delaney Report honored him as the 2000 Cable Broadcasting Executive of The Year; and Ticker Magazine named him to its Power 50 list as one of the most influential people in financial services.

Bill received a B.A. from Loras College in Dubuque, Iowa and is on the Board of Directors of St. Louis University.

Knight is focused on meeting the needs of institutional and broker-dealer clients by providing comprehensive trade execution services in cash equities and options. A leading execution specialist, Knight offers capital commitment and access to a deep pool of liquidity across the depth and breadth of the market as it strives to provide superior client service. Knight also maintains a $1.4 billion asset management business for institutions and high net worth individuals. More information about Knight can be obtained at www.knighttradinggroup.com.

Certain statements contained herein constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations, estimates and projections about the Company’s industry, management’s beliefs and certain assumptions made by management. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Since such statements involve risks and uncertainties, the actual results and performance of the Company may turn out to be materially different from the results expressed or implied by such forward-looking statements. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. Unless otherwise required by law, the Company also disclaims any obligation to update its view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made herein; however, readers should carefully review reports or documents the Company files from time to time with the Securities and Exchange Commission.

CONTACTS	Margaret Wyrwas	Judy Pirro
	Senior Managing Director, Corporate Communications & Investor Relations 201-557-6954 or mwyrwas@knighttrading.com	Vice President, Investor & Shareholder Relations 201-356-1548 or jpirro@knighttrading.com

	Kara Fitzsimmons	Catherine Smith
	Vice President, Corporate Communications 201-356-1523 or kfitzsimmons@knighttrading.com	Assistant Vice President, Marketing Communications & Public Relations 201-557-6992 or csmith@knighttrading.com